Contacts:
John R. Shaw	Anna M. Stanley
Vice President, Marketing	Media Contact for Mitek
Mitek Systems, Inc.	678.781.7214
858-513-4600
jshaw@miteksystems.com

Harland Makes Equity Investment in Mitek Systems

POWAY, Calif., Feb. 23, 2005 - Mitek Systems, Inc. (OTCBB: MITK.OB) today announced that it has entered into agreements for John H. Harland Company (NYSE:JH) to purchase up to 2,142,856 shares of Mitek’s authorized and unissued Common Stock for up to $1,500,000, or $0.70 per share. In addition, Harland will receive up to 321,428 Warrants to purchase Common Stock at an exercise price of $0.70.

"We offer the most advanced software for detecting forgeries and counterfeits,” Mitek’s President and CEO, James B. DeBello said. “The investment from Harland will accelerate our ability to introduce our next generation of sophisticated forgery detection software."

Harland previously announced that it is partnering with Mitek to introduce self-authenticating checks for preventing the most difficult-to-catch check fraud - the forgery of the maker’s signature. Harland will validate the authenticity of the maker’s signature and the physical check document using Mitek’s sophisticated image processing, data encoding and encryption, and validation software. Financial institutions, merchants and consumers lose billions of dollars every year as a result of lost, stolen or counterfeit checks cashed or presented by forgers.

“Our goal is to prevent fraud in all financial transactions,” Mitek’s Vice President of Development, Murali Narayanan added. “We work closely with industry leaders such as Harland to deploy our software across all types of transactions.”

The stock purchase is intended to occur in two stages. The initial sale of 1,071,428 shares of Common Stock for $750,000 occurred simultaneously with the signing of the agreements.  Harland received 160,714 Warrants in connection with the sale. The second round for the additional Common Stock and Warrants is expected to take place before August 31, 2005.  That round is subject to certain conditions, including Mitek amending its Certificate of Incorporation to increase the authorized number of shares of its Common Stock.  Mitek plans to call a special stockholders meeting to seek approval for such an amendment to its Certificate of Incorporation.

About Mitek Systems

Mitek Systems (OTCBB: MITK.OB) (www.miteksystems.com) is a leading provider of advanced recognition software used by financial institutions for forgery detection and document processing, used in the processing of over 8 billion transactions per year.

Forward-Looking Statement Disclosure

The matters discussed in this news release are forward-looking statements that involve risks and uncertainty. Forward-looking statements include, but are not limited to, statements relating to the future prospects of Mitek, the amendment of Mitek’s Certificate of Incorporation and the closing of the second round of the transaction with Harland. Actual results could differ from such forward-looking statements. There can be no assurance that Mitek will amend its Certificate of Incorporation or achieve other results set forth herein. Mitek and Mitek Systems are registered trademarks of Mitek Systems, Inc. All other product or company names may be trademarks or registered trademarks of their respective holders.